                                                                    Exhibit 8(d)

                               FEE WAIVER/EXPENSE
                             REIMBURSEMENT AGREEMENT

     THIS FEE WAIVER/EXPENSE REIMBURSEMENT AGREEMENT (the "Agreement") is made as of March 13, 2002 by and between Fund Asset Management, L.P. (the "Manager") and Mercury Large Cap Series Funds, Inc. (the "Fund") on behalf of itself and each of its series listed on Exhibit A hereto (the "Series").

     WHEREAS, the Manager has entered into the Amended and Restated Fee Waiver/Expense Reimbursement Agreement dated as of December 21, 1999 (the "Amended and Restated Agreement") with Master Large Cap Series Trust (the "Trust"), on behalf of itself and each of its three portfolios;

     WHEREAS, the Fund invests all of its assets in the Trust in a master/feeder structure;

     WHEREAS, the Fund is not a party to the Amended and Restated Agreement and the Manager and the Fund wish to enter into this Agreement to take the place of the Amended and Restated Agreement;

     WHEREAS, the Manager and the Fund have entered into an administration agreement, whereby the Manager provides certain administrative services to the Fund and each Series (the "Administration Agreement");

     WHEREAS, the Manager desires to waive all or a portion of its fees under the Administration Agreement and/or reimburse expenses of the Fund and of each Series as may from time to time be necessary as provided herein;

     WHEREAS, the Manager understands and intends that the Fund will rely on this Agreement in preparing a registration statement on Form N-1A and in accruing the expenses of the Fund and of each Series for purposes of calculating net asset value and for other purposes, and expressly permits the Fund to do so; and

     WHEREAS, the shareholders of each Series of the Fund will benefit from the ongoing waivers and/or reimbursements by incurring lower Fund operating expenses than they would absent such waivers and/or reimbursements.

     NOW, THEREFORE, the Manager agrees to waive fees and/or reimburse direct expenses of the Fund or the Series to the extent necessary to limit the ordinary annual operating expenses of each class of shares of each Series of the Fund, excluding class-specific distribution and account maintenance fees, to 1.50% of the average daily net assets of the Series for the annual period; provided, however, in no event shall the Manager be required either to waive fees with respect to a Series in excess of the amount of fees actually due to the Manager under the Administration Agreement with respect to that Series or to reimburse expenses to a Series in excess of the amount of direct expenses actually incurred by the Series. The relative amounts of the waiver of fees and reimbursement of expenses by the Manager will be determined by the Manager in its discretion, so long as the total ordinary annual operating expenses incurred by each class of shares of each Series of the Fund do not exceed the amount stated above.

     This contractual fee waiver and/or expense reimbursement shall be effective for the current fiscal year of the Fund and for fiscal years thereafter unless the Manager shall notify the Fund of the termination of the contractual fee waiver and/or expense reimbursement not less than 30 days prior to the end of the then current fiscal year.

     IN WITNESS WHEREOF, the Manager and the Fund have agreed to this Fee Waiver/Expense Reimbursement Agreement as of the day and year first above written.

                                      FUND ASSET MANAGEMENT, L.P.


                                      By: /s/  Terry K. Glenn
                                          Name:
                                          Title:



                                      MERCURY LARGE CAP SERIES FUNDS, INC.


                                      By: /s/  Terry K. Glenn
                                          Name:
                                          Title:


                                      Acknowledged and agreed to as replacing
                                      the Amended and Restated Fee
                                      Waiver/Expense Reimbursement Agreement
                                      dated as of December 21, 1999 between
                                      Fund Asset Management, L.P. and Master
                                      Large Cap Series Trust that is
                                      terminated as of even date herewith



                                      MASTER LARGE CAP SERIES TRUST


                                      By: /s/  Terry K. Glenn
                                          Name:
                                          Title:

                                    Exhibit A
                                    ---------

Individual Series of MERCURY LARGE CAP SERIES FUNDS, INC.

Mercury Large Cap Core Fund
Mercury Large Cap Value Fund
Mercury Large Cap Growth Fund